EXHIBIT 1 - JOINT FILING AGREEMENT

This joint filing agreement is made and entered into as of this 30th day of October, 2023, by and among HCG Opportunity, LLC, HCG Opportunity MM, LLC, Thomas D. Hennessy and Daniel J. Hennessy.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Forms 3, 4, or 5 or Schedules 13D or 13G, and any and all amendments thereto and any other documents relating thereto (collectively, the “Filings”) as required to be filed pursuant to the Securities Exchange Act of 1934, as amended. The parties to this Agreement further agree and covenant that each will fully cooperate with such other parties in the preparation, timely filing, and delivery of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

Dated: October 30, 2023

HCG Opportunity, LLC

By:	HCG Opportunity MM, LLC, its sole member
By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy, Authorized Signatory

HCG Opportunity MM, LLC

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy, Authorized Signatory

Thomas D. Hennessy
/s/ Thomas D. Hennessy

Daniel J. Hennessy
/s/ Daniel J. Hennessy